UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Lauritsen, Kenneth B
   Flexsteel Industries, Inc.
   P. O. Box 877
   Dubuque, IA  52004
2. Issuer Name and Ticker or Trading Symbol
   Flexsteel Industries, Inc.
   FLXS
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/09/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President & C.E.O.
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Flexsteel Industries, Inc. |      |    | |                  |   |           |78,410             |(D)   |                           |
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Flexsteel Industries, Inc. |12/09/|401k|V|710               |   |Various    |4,162              |(I)   |401k plan                  |
                           |02    |    | |                  |   |           |                   |      |                           |
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Flexsteel Industries, Inc. |      |    | |                  |   |           |11,884             |(I)   |By Flexsteel Industries    |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Option                |11.25   |     |    | |           |   |8/16/|8/16/|Flexsteel Co|       |       |8,850       |(D)|            |
                      |        |     |    | |           |   |95   |05   |mmon Stock  |       |       |            |   |            |
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Option                |11.4375 |     |    | |           |   |11/07|11/07|Flexsteel Co|       |       |8,725       |(D)|            |
                      |        |     |    | |           |   |/97  |/07  |mmon Stock  |       |       |            |   |            |
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Option                |13.25   |     |    | |           |   |12/09|12/09|Flexsteel Co|       |       |12,000      |(D)|            |
                      |        |     |    | |           |   |/99  |/09  |mmon Stock  |       |       |            |   |            |
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Option                |10.75   |     |    | |           |   |11/14|11/14|Flexsteel Co|       |       |14,000      |(D)|            |
                      |        |     |    | |           |   |/00  |/10  |mmon Stock  |       |       |            |   |            |
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Option                |10.30   |     |    | |           |   |11/02|11/02|Flexsteel Co|       |       |5,300       |(D)|            |
                      |        |     |    | |           |   |/01  |/11  |mmon Stock  |       |       |            |   |            |
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Option                |15.9250 |12/09|J*  |V|(A)        |A  |12/09|12/09|Flexsteel Co|15,000 |       |15,000      |(D)|            |
                      |        |/02  |    | |           |   |/02  |/12  |mmon Stock  |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
401k Plan      Shares beneficially owned as of Dec 9, 2002 through
participation in the Company's 401k plan.
J*                   Granted pursuant to the Flexsteel Industries, Inc. 1999
Stock Option Plan.